Filed under Rule 433
                                                            File No. 333-72340


                           Colgate-Palmolive Company
                 $254,388,000 5.20% Notes due November 7, 2016

                               Final Term Sheet


Issuer:                  Colgate-Palmolive Company

Principal Amount:        $254,388,000

Type:                    SEC Registered - Registration Statement No. 333-72340

Proceeds to Issuer:      $253,222,903 (before expenses) (99.542%)

Price to Public:         99.992%

Pricing Date:            November 1, 2006

Day Count:               30/360

Settlement Date:         November 6, 2006

Maturity Date:           November 7, 2016

Interest Rate:           5.20%

Spread to Treasury:      +64 basis points (0.64%)

Benchmark Treasury:      4.875% due August 15, 2016

Benchmark Yield          4.561%

Yield to Maturity:       5.201%

Specified Currency:      U.S. Dollars ($)

Interest Payment Dates:  Interest will be paid on the Maturity Date and semiannually on May 7 and November 7 of each year, provided that if any such day is not a Business Day, the payment will be made on the next Business Day as if it were made on the date the payment

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                         was due, and no additional interest will accrue as
                         a result of this delayed payment.

First Payment Date:      May 7, 2007

Accrual of Interest:     Interest payments will include the amount of
                         interest accrued from and including the most recent Interest Payment Date in respect of which interest has been paid (or from and including the Settlement Date) to, but excluding, the applicable
                         Interest Payment Date.

Minimum Denomination:    Minimum denominations of $1,000 and integral
                         multiples of $1,000.

Anticipated Ratings:     Aa3 by Moody's Investors Service, Inc.

                         AA- by Standard & Poor's Ratings Services

                         These security ratings are not a recommendation to buy, sell or hold the Notes offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody's and Standard and Poor's. Each of the security ratings included herein should be evaluated independently of any other security rating.

Exchange Listing:        None

Other Provisions:        "Business Day" means any day, other than a
                         Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.



The Issuer is offering to sell the Notes having the terms specified above through Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, acting as co-lead agents, and the other agents listed below (collectively, the "Agents"). The Agents, acting solely as the Issuer's agents, have agreed to use their respective reasonable efforts to solicit purchases of the principal amount of Notes set forth opposite their respective names.

              Co-Lead Agents                     Principal Amount of Notes

Citigroup Global Markets Inc.                           $27,500,000
Deutsche Bank Securities Inc.                           $27,500,000
Merrill Lynch, Pierce, Fenner & Smith                   $27,500,000
            Incorporated
Morgan Stanley & Co. Incorporated                       $27,500,000

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                  Agents                         Principal Amount of Notes

Banc of America Securities LLC                          $27,500,000
BNP Paribas Securities Corp.                            $27,500,000
Goldman, Sachs & Co.                                    $27,500,000
HSBC Securities (USA) Inc.                              $27,500,000
J.P. Morgan Securities Inc.                             $27,500,000
Williams Capital Group, L.P.                             $6,888,000

                       --------------------------------

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request for a copy of the prospectus by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-866-500-5408 or Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649.

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